Exhibit 99.1

FOR IMMEDIATE RELEASE

Riverview Financial Corporation Reports

Second Quarter and Six Month 2015 Results

HARRISBURG PA (Marketwired), August 20, 2015 – Riverview Financial Corporation (OTCQX: RIVE) today reported a net loss of $(1.3) million, or $(0.50) per diluted share, for the quarter ending June 30, 2015, compared with net income of $542,000, or $0.20 per diluted share, for the same quarter, last year. Net loss for the first half of 2015 was $(970,000), or $(0.36) per diluted share, compared with net income of $1.6 million or $0.57 per diluted share, in the prior year period. Included in both this quarter’s and the first six months’ results are previously announced charges associated with a balance sheet restructuring, branch closure, and other efficiency initiatives which are expected to better position the Company for future earnings growth.

Riverview Financial Corporation (the “Company”) is the financial holding company of Riverview Bank, which operates 14 retail banking offices and provides wealth management services in many Central Pennsylvania markets.

Second Quarter Highlights

•	Net loss of $0.50 per share driven by the following events:

•	One-time, prepayment expense of $238,000 associated with the repayment of FHLB borrowings totaling $5.0 million;

•	The planned closing of a branch office resulted in a lease termination fee of $96,000 and accelerated leasehold improvement expense of $122,000;

•	Severance charges of $1.5 million related to the mutually agreed upon departure of former CEO, Robert Garst; and

•	Merger-related charges of $79,000 associated with the pending merger of The Citizens National Bank of Meyersdale.

•	Asset quality remained strong. As of June 30, 2015, non-performing assets were 1.43% of total loans and real estate owned, compared with 1.72% as of December 31, 2014.

•	Despite the challenging low interest rate environment, the net interest margin was stable at 3.74% for the June 2015 quarter compared with 3.80% for the quarter ending March 31, 2015.

•	The company paid a quarterly cash dividend of $0.1375 per share on June 30, 2015.

Kirk Fox, Chief Executive Officer, commented: “I am pleased with our solid fundamental results for the second quarter. Our reported net loss for the June quarter included previously announced one-time charges, which included the balance sheet restructuring and branch closure along with severance expenses.”

“On an operating basis”, added President Brett Fulk, “we expect restructuring and efficiency initiatives taken this quarter will result in ongoing expense reductions of approximately $870,000, or $0.25 per share (after-tax), all other things remaining equal.”

Income Statement Summary

Net interest income, on a fully tax-equivalent basis, for the three months ending June 30, 2015 was $3.8 million, which represented a $604,000, or 13.7%, decrease compared with the three months ending June 30, 2014, but a slight increase from net interest income for the three months ending March 31, 2015. Net interest income for the three months ending June 30, 2014 was inflated by a one-time recovery of $603,000 associated with the payoff of a purchased impaired loan. On a consecutive quarter basis, the net interest margin for the second quarter of 2015 remained strong at 3.74% compared with 3.80% for the first quarter of 2015. The net interest margin continues to face pressure due to the low-interest rate environment and intense pricing competition for quality lending business.

The loan loss provision was $450,000 for the second quarter of 2015, compared with no provision for both the second quarter of 2014 and the quarter ending March 31, 2015. While credit quality ratios and trends remain strong, continuing to trend positively compared to December 31, 2014, the Bank identified an impaired commercial credit relationship during the quarter and established an additional loan loss provision based upon management’s current assessment of potential losses associated with this impaired credit relationship. Management believes the identified impairment to be isolated and borrower industry driven, and is not reflective of the credit portfolio quality as a whole. Management is not aware of any additional credit exposure within the aforementioned industry.

Total non-interest income for the second quarter of 2015 was $522,000, which was a $149,000, or 39.9% increase, from the second quarter of 2014. Excluding gain (loss) on the sale of investment securities, total non-interest income increased $237,000 or 72.7%.

Balance Sheet Summary

As of June 30, 2015, total assets were $448.3 million compared with $436.1 million as of December 31, 2014. Total loans grew $9.0 million or 2.6% (not annualized) to $351.7 million as of June 30, 2015, from $342.7 million as of December 31, 2014.

Total core deposits of $375.5 million, grew 2.8% (not annualized) during the first half of 2015 and were 98.4% of total deposits as of June 30, 2015.

Asset Quality Summary

Asset quality remained strong as demonstrated by the net charge-off ratio of 0.05% for the quarter ending June 30, 2015. Total non-performing assets, including loans and other real estate owned, were $5.0 million as of June 30, 2015, compared with $5.9 million as of December 31, 2014. The ratio of non-performing assets to total assets was 1.12%, and non-performing loans were 1.33% of total loans as of June 30, 3015. As of the same date, the allowance for loan losses to total loans ratio was 1.18%.

Other

Riverview Financial Corporation, headquartered in Harrisburg, PA, is the financial holding company for Riverview Bank and its operating divisions Halifax Bank, Marysville Bank, and Riverview Financial Wealth Management. Riverview operates 14 retail banking offices throughout Dauphin, Berks, Cumberland, Schuylkill, Perry, and Cumberland counties, PA and a Wealth Management Office in Schuylkill County, PA. Riverview Financial Corporation’s shares are traded on the OTCQX Market under the symbol RIVE. The Company’s Investor Relations site can be found at http://riverviewbankpa.com/.

CONTACT: For additional information or questions, please contact:

Riverview Financial Corporation

Kirk D. Fox, Chief Executive Officer

Telephone    (717) 827-4042

Riverview Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission including this press release and in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms.

The Corporation cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.